Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN REPORTS FISCAL 2007
FULL YEAR AND FOURTH QUARTER RESULTS
Union, New Jersey — May 17, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the fiscal year ended March 31, 2007 was $4.0 million versus $1.3 million in fiscal 2006 or income of $.42 per diluted share compared to $.18 per diluted share in fiscal 2006. The Company also reported that it had surpassed its fiscal 2007 sales and adjusted EBITDA targets as stated in prior press releases. Sales for the fiscal year of $73.3 million exceeded the target of $70.0 million by 5% and adjusted EBITDA of $14.1 million exceeded our target by 1%. Compared to fiscal 2006, sales and adjusted EBITDA were up 14% and 3%, respectively. New orders received during fiscal 2007 were $101 million compared with $121 million in the prior fiscal year. The Company’s book-to-bill ratio for fiscal 2007 was 1.4 compared with 1.9 for fiscal 2006. New orders booked during fiscal 2007 were in line with the Company’s plan.
In the fourth quarter of fiscal 2007, net income and diluted earnings per share were up 73% and 50%, respectively, over the fourth quarter of fiscal 2006 and were driven by the effect of the equity recapitalization and the refinancing of the Company’s debt which reduced interest expense by $1.4 million in the fourth quarter of fiscal 2007. Sales and adjusted EBITDA in the fourth quarter of fiscal 2007 were down by 7% and 18%, respectively, compared to the fourth quarter of fiscal 2006, as the operating income for the fourth quarter of 2006 was the highest ever reported by the Company due in part by the timing of orders received and the attendant shipments.
The sales increase of 14% in fiscal 2007 as compared to fiscal 2006 was due to increased sales of new equipment (7%) and spare parts (8%) offset by a decrease in engineering services (1%) while revenue from overhaul and repair sales was essentially unchanged. For the three month period ended March 31, 2007, the decrease in sales of 7% compared to the prior year’s quarter was due to new equipment (4%), overhaul and repair (2%) and engineering services (2%) offset by an increase in sales of spare parts (1%). The gross profit margin for fiscal 2007 was 44% versus 43% for fiscal 2006. For the fourth quarter of fiscal 2007, the gross profit margin was 44% versus 46% in the fourth quarter of fiscal 2006. Changes in gross profit margin are primarily influenced by the change in product mix as the aftermarket sales tend to have a higher
700 Liberty Avenue o P.O. Box 3300 o Union o New Jersey 07083
Tel. 908.686.4000 o Fax 908.686.7485 o http://www.breeze-eastern.com

Breeze-Eastern Corporation — May 17, 2007 Fiscal 2007 Year-End Earnings Release	Page 2 of 6

gross profit margin than sales of new equipment with volume and efficiency also affecting the change.
General, administrative and selling expenses for fiscal 2007 rose $4.1 million or 26% over fiscal 2006. The increase is due primarily to planned increased engineering costs related to the contracts for the Airbus A400M Military Transport Aircraft, costs related to the implementation of the Section 404 internal control requirements of the Sarbanes-Oxley Act of 2002 and increased spending for marketing, with these three items accounting for approximately 85% of the increase. Interest expense for fiscal 2007 was $4.2 million compared to $9.3 million in fiscal 2006 reflecting the recapitalization mentioned earlier. The provision for income taxes reflects an effective rate of 42% for fiscal 2007 compared to 44% for fiscal 2006 due mainly to adjustments related to former operating business units. Of the $2.9 million provision for income taxes, approximately $0.4 million will be paid in cash with the remainder being a non-cash charge due to the utilization of federal and state net operating loss carryforwards.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “The operating results for fiscal 2007 reflect the careful planning of management, under the guidance of the Board of Directors, and the successful execution of the plan by our employees. During fiscal 2007, we were able to reduce outstanding debt, net of cash on hand of $2.1 million, by $4.8 million to $39.0 million and the attendant debt to EBITDA leverage ratio from 3.2 at March 31, 2006 to 2.8 at March 31, 2007. The reduction in debt, net of cash, of $4.8 million approximates the reduction in interest expense of $5.1 million. The backlog of purchase commitments from our customers of $119 million at March 31, 2007 includes approximately $66 million relating to the Airbus A400M program which will start to ship in calendar 2009 and continue through 2020. Although cancellations of purchase orders or reductions in existing contracts could substantially and materially reduce our backlog, the current backlog is only one factor in assessing the strength of the Company as the programs underpinning these commitments are expected to continue well into the future. The awarding of these programs to us is the result of the Company’s strategy to invest in the development of the products covered by the programs. We believe that this strategy is essential to the continued growth in value of the franchise of the business including the expansion of the Company’s future opportunities for higher margin sales of spare parts and overhaul and repair services.”
Fiscal 2008 Business Targets
Mr. White further stated, “Our long-term vision for our Company remains unchanged. We believe that Breeze-Eastern will continue to be recognized as the preeminent designer, manufacturer, and service provider of sophisticated lifting equipment for the aerospace and defense markets. The recovery in our operating results which we saw in fiscal 2006 continued in fiscal 2007 and the loyalty of our customers, employees and suppliers continue to reinforce that belief. We are committed to our business model of market leadership through design, engineering and superior customer service; maintaining operating agility with a focus on cash generation for the reduction of debt; and keeping our highly qualified personnel challenged.”
Mr. White concluded, “We have set our sales target at $77.0 million for fiscal 2008, an increase of approximately 5% from fiscal 2007 sales. We expect our gross profit margin to remain consistent with the 42-45% range it has been over the past three years. Our adjusted EBITDA objective for fiscal 2008 is approximately $15.9 million, a 13% increase from fiscal 2007’s $14.1 million. Because we have a $50.8 million federal and a $89.7 million state net operating loss carryforward at the end of fiscal 2007, we do not expect to pay federal or state income taxes on virtually any fiscal 2008 profits, but we will calculate, for GAAP purposes, a full federal and state tax burden. Achievement of the targeted adjusted EBITDA mentioned above should result in a minimum pay down of debt of $7.0 million during fiscal 2008. Management is also exploring possible opportunities involving real estate properties owned by the Company which, if realized,

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could ultimately provide cash flow to further reduce debt. Our capital spending program is budgeted at less than $2.0 million for fiscal 2008.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 195 people at its facility in Union, New Jersey, and reported net sales of $73.3 million in the fiscal year ended March 31, 2007.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses adjusted EBITDA only supplementally.

Breeze-Eastern Corporation — May 17, 2007 Fiscal 2007 Year-End Earnings Release	Page 4 of 6

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the period ended December 31, 2006 .
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06
Net sales	$20,521	$22,124	$73,339	$64,418
Cost of sales	11,449	11,999	40,853	36,457

Gross profit	9,072	10,125	32,486	27,961

General, administrative and selling expenses	5,505	5,787	19,890	15,789
Interest expense	945	2,320	4,231	9,320
Other expense-net	54	80	195	130
Loss on extinguishment of debt	—	396	1,331	396

Income before income taxes	2,568	1,542	6,839	2,326

Provision for income taxes	1,170	736	2,878	1,034

Net income	$1,398	$806	$3,961	$1,292

Basic earnings per share:
Net income	$0.15	$0.10	$0.43	$0.18

Diluted earnings per share:
Net income	$0.15	$0.10	$0.42	$0.18

Weighted average basic shares	9,275,000	7,846,000	9,258,000	7,006,000
Weighted average diluted shares	9,357,000	7,905,000	9,354,000	7,042,000
BALANCE SHEET INFORMATION

	3/31/07	3/31/06
Current assets	$40,528	$38,369
Property, plant and equipment — net	4,779	4,810
Other assets	35,164	38,766

Total assets	$80,471	$81,945

Current portion of long-term debt and short term borrowings	$8,346	$4,562
Other current liabilities	13,469	16,707

Total current liabilities	21,815	21,269
Long-term debt	32,750	39,415
Other non-current liabilities	9,007	8,933
Stockholders’ equity	16,899	12,328

Total liabilities and stockholders’ equity	$80,471	$81,945

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Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06
Net sales	$20,521	$22,124	$73,339	$64,418
Cost of sales	11,449	11,999	40,853	36,457

Gross Profit	9,072	10,125	32,486	27,961
General, administrative and selling expenses	5,505	5,787	19,890	15,789

Operating income	3,567	4,338	12,596	12,172
Add back: depreciation and amortization	384	481	1,516	1,561

Adjusted EBITDA	$3,951	$4,819	$14,112	$13,733

Net income	$1,398	$806	$3,961	$1,292
Provision for income taxes	1,170	736	2,878	1,034
Depreciation and amortization	384	481	1,516	1,561
Interest expense	945	2,320	4,231	9,320
Other expense-net	54	80	195	130
Loss on extinguishment of debt	—	396	1,331	396

Adjusted EBITDA	$3,951	$4,819	$14,112	$13,733

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